Exhibit 3.6
                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            REGENESIS HOLDINGS, INC.

         Pursuant to Sections 607.1006 and 607.0602 of the Business Corporation Act of the State of Florida, the following provisions of the Articles of Incorporation of Regenesis Holdings, Inc., a Florida corporation
("Corporation"), filed with the Department of State on July 6, 1993, Document Number P93000046905 be, and are hereby, amended as shown below:

         The Articles of Incorporation are hereby amended by striking out
Article 4 in its entirety, and substituting in lieu thereof the new Article 4 as follows:

                                    ARTICLE 4

         (A) The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 110,000,000 shares, of which 10,000,000 shares shall be preferred stock, par value $.01 per share, issuable in one or more classes or series (the "Preferred Stock"), and 100,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"). All or any part of the Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

         (B) The Board of Directors is authorized to adopt resolutions at any time and from time to time dividing the Preferred Stock into one or more classes or series, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the Board may specify in such resolutions and as may mow or hereafter be permitted by Florida law.

         (C) Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share standing in such person's name on the books of the Corporation. Subject to the rights of any outstanding shares of Preferred Stock having preferential dividend rights, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor.

CHARLES B. PEARLMAN, ESQ., FLA BAR #235547
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200

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         Upon any liquidation, dissolution or winding up the affairs of the
Corporation, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation, after the holders of outstanding shares of Preferred Stock having preferential rights to such assets have received in full the distributions to which they are entitled.

         (D)      PREFERRED STOCK

1.       DESIGNATION AND INITIAL NUMBER.

                  The series of Preferred Stock hereby classified shall be designated "Series B Preferred Stock." The initial number of authorized shares of the Series B Preferred Stock shall be 300,000 shares. Upon issuance of the shares of Series B Preferred Stock an amount at least equal to the par value shall be the stated capital of the Company.

                  The series of Preferred Stock hereby classified shall be designated "Series C Preferred Stock." The initial number of authorized shares of the Series C Preferred Stock shall be 100,000 shares. Upon issuance of the shares of Series C Preferred Stock an amount at least equal to the par value shall be the stated capital of the Company.

2.       VOTING RIGHTS.

                  Holders of the shares of Series B & C Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock as well as with any other class or series of stock of the Company which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series B & C Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law.

3.       CONVERSION PRIVILEGE.

                  The holders of the Series B & C Preferred Stock shall have the right, pursuant to the Series B & C Preferred Stock convertible agreement, to convert the shares into shares of the Company's Common Stock, par value $.01 per share, on the following terms and conditions:

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                  a.       Each share of Series "B" Preferred Stock shall be
                           convertible as stated herein, into twenty (20) fully paid and non-assessable shares of
                           Common Stock.

                  b. Each share of Series "C" Preferred Stock shall be convertible at any time, and from time to time, into Eighteen and Three-Fourths (18.75) fully paid and non-assessable shares of Common
                           Stock.

                  c.       Upon presentation and surrender to the
                           Company (or any office or agency maintained for the transfer of the Series B & C Preferred Stock) of certificates of Series B & C Preferred Stock to be so converted, duly endorsed in blank for transfer or accompanied by proper instruments of transfer in blank, all bearing medallion guaranteed signature(s) of the holders and accompanied by written notice of conversion (the "Conversion Notice"), the holder of such shares of Series B & C Preferred Stock shall be entitled, subject to the limitations contained herein, to receive in exchange therefor a certificate or certificates representing such number of fully paid and non-assessable shares of Common
                           Stock which shall represent the number of shares of Series B & C Preferred Stock issuable upon such conversion. The shares of Series B
                           & C Preferred Stock shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                  d. The Company shall, so long as any of the shares of Series B & C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series B & C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of

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                           the shares of Series B & C Preferred Stock then
                           outstanding.

                  e. The Company shall not issue any fraction of a share of Common Stock upon any conversion, but shall round up the number of shares of Common Stock issuable upon such conversion to the next highest whole sale.

4.       REDEMPTION.

                  The shares of Series B & C Preferred Stock are redeemable at any time at the sole option of the Company at a redemption price to be negotiated by the parties.

5.       DIVIDENDS.

                  The shares of Series B & C Preferred Stock shall be paid dividends from time to time as determined in the sole discretion of the Board of Directors out of funds legally available for the payment of dividends by the Company.

6.       LIQUIDATION.

                  In the event of any voluntary or involuntary dissolution or winding up of the Company, the holders of shares of Series B & C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to $.01 without interest, and no more, before any payment shall be made to the holders of any stock of the Company ranking junior to the Series B & C Preferred Stock. A merger of consolidation of the Company with or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Company which shall not in fact result in the liquidation of the Company and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company within the meaning of this Article 4.


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7.       TRANSFERABILITY.

                  The shares of Series B & C Preferred Stock may be transferred at any time and from time to time at the sole option of the holder.

         The foregoing amendment was adopted, pursuant to the Florida Business Corporation Act, by affirmative vote of all of the Directors and a majority of the Shareholders of the Common Stock of the Corporation, which shares consenting and voted represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote, pursuant to written consent dated June 1, 1999. Therefore, the number of votes cast by the Shareholders of the Corporation for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, these Articles of Amendment of REGENESIS HOLDINGS, INC. have been executed on this 14th day of June, 1999.

                                              Mitchell B. Sandler, President


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